EXHIBIT 107.1
CALCULATION OF FILING FEE TABLES
Form
S-8
(Form Type)
Simmons First National Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

1	Equity	Class A Common Stock, $0.01 par value per share	Other	300,000	$20.15	$6,045,000	0.00014760	$892.25

Total Offering Amounts						$6,045,000		$892.25

Total Fee Offsets								$0.00

Net Fee Due								$892.25
Footnote (a) to “Amount Registered”: Consists of additional shares of Class A common stock, par value $0.01 per share (“Common Stock”) of the registrant Simmons First National Corporation reserved for issuance under the Simmons First National Corporation Second Amended and Restated 2015 Employee Stock Purchase Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any recapitalization, merger, consolidation, stock dividend or split, combination, exchange of shares or similar transaction.
Footnote (b) to each of “Fee Calculation Rule,” “Proposed Maximum Offering Price Per Unit,” and “Maximum Aggregate Offering Price”: Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the registrant’s Common Stock, as reported on The Nasdaq Global Select Market on August 20, 2024.
Table 2: Fee Offset Claims and Sources
Not applicable.